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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2003 relating to the combined financial statements of Montpelier Re Holdings Ltd. as of December 31, 2002 and 2001 and for the year ended December 31, 2002 and the period from November 14, 2001 (date of incorporation) to December 31, 2001, which appears in the White Mountains Insurance Group Ltd. Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers
Chartered Accountants
Hamilton, Bermuda
July 9, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS